Exhibit 99.1

Biogen Announces Alfred W. Sandrock, Jr. to Retire as Head of Research & Development

CAMBRIDGE, Mass., November 15, 2021 — Biogen Inc. (Nasdaq: BIIB) announced today that Alfred “Al” W. Sandrock, Jr., M.D., Ph.D., Head of Research & Development, will retire from the Company effective December 31, 2021. A 23-year veteran of Biogen, Dr. Sandrock, 64, led the development of many of the Company’s most important and transformational therapies in neurological diseases, including Tysabri® (natalizumab), Tecfidera® (dimethyl fumarate), Spinraza® (nusinersen), Plegridy® (peginterferon beta-1a) and Aduhelm™ (aducanumab-avwa). Dr. Sandrock served on Biogen’s Executive Committee since 2015, as Head of Research & Development since October 2019, and as Chief Medical Officer from 2012 to 2020.

Priya Singhal, M.D., M.P.H., Head of Global Safety and Regulatory Sciences, also with oversight responsibility for Japan and China R&D, will assume Dr. Sandrock’s duties as Head of Research & Development on an interim basis until a permanent successor is identified.

“Al is a visionary who has dedicated his life to helping patients confronting the most devastating diseases and is one of the most recognized drug developers of his generation,” said Michel Vounatsos, Chief Executive Officer at Biogen. “He inspired a new generation of scientists while helping to grow Biogen from a small biotech firm in Cambridge to a Fortune 500 enterprise, providing life-saving and life-changing treatments to patients all around the world. Among his multiple achievements, Al has built what I believe is the most talented neuroscience R&D team in the industry and a leading pipeline with approximately 30 clinical programs, including 10 programs in Phase 3 or filed.”

“During his tenure, Al spearheaded the development of many of Biogen’s most important pioneering therapies: Plegridy, Tysabri, and Tecfidera to treat multiple sclerosis, Spinraza, our groundbreaking treatment for spinal muscular atrophy, and Aduhelm, the first new treatment for Alzheimer’s disease in nearly 20 years. We are grateful for his outstanding leadership, intelligence, and passion to help society, and wish him all the best.”

Stelios Papadopoulos, Chairman of the Biogen Board of Directors, said: “Al is highly regarded and respected within Biogen and across the scientific community for his remarkable ability to combine rare intellect with warmth, humility, and empathy. His rare ability to see what others have overlooked and his tenacious drive to help others embodies what we strive to be as a company. The entire Board wishes to acknowledge with deep gratitude his tremendous contributions during his distinguished career.”

Dr. Sandrock said: “I have been honored to work alongside the many outstanding professionals helping to advance Biogen’s vital mission to develop innovative therapies for people living with serious neurological disorders. I am very proud of the Biogen R&D team, and I look forward to the new breakthroughs the company will achieve in the future.”

About Biogen

As pioneers in neuroscience, Biogen discovers, develops, and delivers worldwide innovative therapies for people living with serious neurological diseases as well as related therapeutic adjacencies. One of the world’s first global biotechnology companies, Biogen was founded in 1978 by Charles Weissmann, Heinz Schaller, Sir Kenneth Murray, and Nobel Prize winners Walter Gilbert and Phillip Sharp. Today, Biogen has the leading portfolio of medicines to treat multiple sclerosis, has introduced the first approved treatment for spinal muscular atrophy, and is providing the first and only approved treatment to address a defining pathology of Alzheimer’s disease. Biogen is also commercializing biosimilars and focusing on advancing the industry’s most diversified pipeline in neuroscience that will transform the standard of care for patients in several areas of high unmet need.

In 2020, Biogen launched a bold 20-year, $250 million initiative to address the deeply interrelated issues of climate, health, and equity. Healthy Climate, Healthy Lives™ aims to eliminate fossil fuels across the company’s operations, build collaborations with renowned institutions to advance the science to improve human health outcomes, and support underserved communities.

The company routinely posts information that may be important to investors on its website at www.biogen.com. To learn more, please visit www.biogen.com and follow Biogen on social media –Twitter, LinkedIn,  Facebook, YouTube.

Biogen Safe Harbor

This news release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our business activities; our strategy and plans and the potential of our commercial business and pipeline programs; capital allocation and investment strategy. These forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “except,” “forecast,” “intend,” “may,” “plan,” “potential,” “possible,” “will,” “would” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including, without limitation: our dependence on sales from our products; difficulties in obtaining and maintaining adequate coverage, pricing and reimbursement for our products; failure to protect and enforce our data, intellectual property and other proprietary rights and uncertainties relating to intellectual property claims and challenges; uncertainty of long-term success in developing, licensing or acquiring other product candidates or additional indications for existing products; failure to compete effectively due to significant product competition in the markets for our products; failure to successfully execute or realize the anticipated benefits of our growth and strategic initiatives; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; the occurrence of adverse safety events; delay in approval of our drug candidates; product liability claims; third party collaboration risks; and direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations and financial condition. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement as well as the risk factors identified in our most recent annual or quarterly report and in other reports we have filed with the SEC. These statements are based on our current beliefs and expectations and speak only as of the date of this news release. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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MEDIA CONTACT(S): Biogen Ashleigh Koss + 1 908 205 2572 public.affairs@biogen.com	INVESTOR CONTACT(S): Biogen Mike Hencke +1 781 464 2442 IR@biogen.com